Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AmerisourceBergen Reports $0.54 Diluted EPS, Up 8.0% Percent, and
Record Revenue of $20.4 Billion in the September Quarter
FY2012 diluted EPS expected to be in the range of $2.74 to $2.84
VALLEY FORGE, PA, November 1, 2011 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2011 fourth quarter ended September 30, 2011, diluted earnings per share increased 8.0 percent to $0.54, and revenue increased 3.5 percent to a record $20.4 billion. The Company expects diluted earnings per share for fiscal year 2012 to be in the range of $2.74 to $2.84, an 8 percent to 12 percent increase over fiscal year 2011 earnings per share of $2.54. All results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal Fourth Quarter Highlights
•	Revenue of $20.4 billion, up 3.5 percent.
•	Diluted earnings per share of $0.54, an 8.0 percent increase.
•	Gross profit of $617.9 million, up 4.2 percent.
•	Cash flow from operations of $360 million.
•	Share repurchases of $440 million.
Fiscal Year 2011 Highlights
•	Record revenue of $80.2 billion, up 2.9 percent.
•	Record diluted earnings per share of $2.54, a 14.4 percent increase.
•	Gross profit of $2.5 billion, up 7.7 percent.
•	Record operating income of $1.2 billion, up 9.0 percent.
•	Operating margin of 1.50 percent, up 8 basis points.
•	Cash flow from operations of $1.2 billion.
•	Share repurchases of $841 million.

“Solid results across all of our business units drove excellent performance in the September quarter and in our full fiscal year 2011, resulting in another strong year in a series of very strong years,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “Outstanding performance in the two key growth drivers for our business—generic pharmaceuticals and specialty distribution and services, continues to drive gross margin expansion which resulted in significant operating margin expansion for the sixth year in a row. We are confident that our differentiated service and product offerings, our diverse customer base, and our focus on innovation, efficiency and productivity will drive success in the years ahead.”
“We continue to generate tremendous cash, and our balance sheet has been further strengthened, which provides great financial flexibility,” he continued. “We have deployed that capital to create shareholder value through internal investment and through the recent acquisitions of Premier Source, IntrinsiQ, and the pending acquisition of TheraCom, which we expect to close today. In addition, we have returned significant value to shareholders through share repurchases and dividends.”
Summary of Quarterly Results
•	Revenue: In the fourth quarter of fiscal 2011, revenue was $20.4 billion, up 3.5 percent compared to the same quarter in the previous fiscal year, reflecting a 6 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, which was driven by the above market growth of certain of our largest customers, offset by a 5 percent decline in AmerisourceBergen Specialty Group (ABSG), which was primarily due to the previously disclosed September 2010 discontinuation of an $800 million annual revenue contract in its third party logistics business.
•	Gross Profit: Gross profit in the fiscal 2011 fourth quarter was $617.9 million, a 4.2 percent increase over the same period in the previous year driven by revenue growth, solid performance under fee-for-service contracts with manufacturers, and strong specialty generic drug sales. Gross profit in the fiscal 2011 fourth quarter also included a LIFO credit of $0.1 million compared with a $0.4 million charge in the previous year’s fourth quarter.
•	Operating Expenses: In the fourth quarter of fiscal 2011, operating expenses were $374.4 million, up 8.6 percent over the same period in the last fiscal year reflecting several discrete items, including $16.0 million related to a preliminary agreement to settle the qui tam litigation, a $6.5 million intangible asset impairment, $4.4 million of employee severance, and $3.2 million of transaction costs in connection with two acquisitions that closed in the quarter and the pending TheraCom acquisition that was announced during the quarter. Operating expenses as a percentage of revenue in the fiscal 2011 fourth quarter were 1.83 percent compared with 1.75 percent in the same period in the previous fiscal year.

•	Operating Income: In the fiscal 2011 fourth quarter, operating income decreased 1.9 percent to $243.6 million due to the discrete expense items which offset the increase in gross profit. Operating income as a percentage of revenue decreased 7 basis points to 1.19 percent in the fiscal 2011 fourth quarter compared with the previous year’s fourth quarter.
•	Tax Rate: The effective tax rate for the fourth quarter of fiscal 2011 was 35.0 percent, down from 38.0 percent in the previous fiscal year’s fourth quarter, due primarily to adjustments made relating to state deferred income taxes. Going forward, we continue to expect our annualized effective tax rate to be approximately 38.4 percent.
•	Earnings Per Share: Diluted earnings per share were up 8.0 percent to $0.54 in the fourth quarter of fiscal year 2011 compared to $0.50 in the previous fiscal year’s fourth quarter, reflecting the growth in net income and the reduction in diluted average shares outstanding.
•	Shares Outstanding: Diluted average shares outstanding for the fourth quarter of fiscal year 2011 were 271.4 million, down 4.4 percent from the previous fiscal year’s fourth quarter due primarily to share repurchases, net of option exercises.
Summary of Fiscal Year 2011
•	In fiscal year 2011, diluted earnings per share were a record $2.54, up 14.4 percent over the prior fiscal year earnings per share. Record revenue of $80.2 billion increased 2.9 percent over the last fiscal year. Operating income rose 9.0 percent to a record $1.2 billion in fiscal 2011, driven by revenue growth, gross margin expansion and offset in part by an increase in operating expenses. Operating margin increased 8 basis points to 1.50 percent. Diluted average shares outstanding in fiscal 2011 were 277.7 million, down 3.3 percent from the year-ago same period.
Fiscal Year 2012 Expectations
“Looking ahead, the Company expects diluted earnings per share in fiscal year 2012 to be in the range of $2.74 to $2.84, an 8 percent to 12 percent increase over fiscal 2011,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “Key assumptions supporting the increased diluted earnings per share range for fiscal year 2012 are: flat to modest revenue growth; operating margin growth in the high single-digit to low double-digit basis points range; and free cash flow in the range of $700 million to $800 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2012.”

Conference Call
The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on November 1, 2011.
Participating in the conference call will be:
Steven H. Collis, President & Chief Executive Officer
Michael D. DiCandilo, Executive Vice President & Chief Financial Officer
The dial-in number for the live call will be 612-288-0337. No access code is required for the call.
The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.
Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the US, dial 800-475-6701. From outside the US, dial 320-365-3844. The access code for the replay is 219658.
About AmerisourceBergen AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
###

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	September 30,	% of	September 30,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$20,407,670	100.00%	$19,715,373	100.00%	3.5%

Cost of goods sold	19,789,723		19,122,539		3.5%

Gross profit (1)	617,947	3.03%	592,834	3.01%	4.2%

Operating expenses:
Distribution, selling and administrative	314,998	1.54%	318,810	1.62%	-1.2%
Depreciation and amortization	29,305	0.14%	23,352	0.12%	25.5%
Employee severance, litigation and other (2)	23,567	0.12%	—	—%
Intangible asset impairments	6,506	0.03%	2,500	0.01%

Total operating expenses	374,376	1.83%	344,662	1.75%	8.6%

Operating income	243,571	1.19%	248,172	1.26%	-1.9%

Other (income) loss	(2,870)	-0.01%	2,339	0.01%

Interest expense, net	19,916	0.10%	18,047	0.09%	10.4%

Income before income taxes	226,525	1.11%	227,786	1.16%	-0.6%

Income taxes	79,201	0.39%	86,558	0.44%	-8.5%

Net income	$147,324	0.72%	$141,228	0.72%	4.3%

Earnings per share:
Basic	$0.55		$0.51		7.8%
Diluted	$0.54		$0.50		8.0%

Weighted average common shares outstanding:
Basic	266,458		278,928
Diluted (3)	271,385		283,815

(1)	Includes a $0.9 million gain from antitrust litigation settlements in the three months ended September 30, 2011.

(2)	Includes $4.4 million of employee severance costs, a $16.0 million charge related to a preliminary Qui Tam litigation settlement and $3.2 million of acquisition costs related to business combinations in the three months ended September 30, 2011.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal		Fiscal
	Year Ended		Year Ended
	September 30,	% of	September 30,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$80,217,558	100.00%	$77,953,979	100.00%	2.9%

Cost of goods sold	77,678,462		75,597,337		2.8%

Gross profit (1)	2,539,096	3.17%	2,356,642	3.02%	7.7%

Operating expenses:
Distribution, selling and administrative	1,197,969	1.49%	1,167,828	1.50%	2.6%
Depreciation and amortization	108,309	0.14%	86,461	0.11%	25.3%
Employee severance, litigation and other (2)	23,567	0.03%	(4,482)	-0.01%
Intangible asset impairments	6,506	0.01%	3,200	—%

Total operating expenses	1,336,351	1.67%	1,253,007	1.61%	6.7%

Operating income	1,202,745	1.50%	1,103,635	1.42%	9.0%

Other (income) loss	(4,617)	-0.01%	3,372	—%

Interest expense, net	76,721	0.10%	72,494	0.09%	5.8%

Income before income taxes	1,130,641	1.41%	1,027,769	1.32%	10.0%

Income taxes	424,017	0.53%	391,021	0.50%	8.4%

Net income	$706,624	0.88%	$636,748	0.82%	11.0%

Earnings per share:
Basic	$2.59		$2.26		14.6%
Diluted	$2.54		$2.22		14.4%

Weighted average common shares outstanding:
Basic	272,471		282,258
Diluted (3)	277,717		287,246

(1)	Includes a $2.1 million gain and a $20.7 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2011 and 2010, respectively.

(2)	Includes $4.4 million of employee severance costs, a $16.0 million charge related to a preliminary Qui Tam litigation settlement and $3.2 million of acquisition costs related to business combinations in the fiscal year ended September 30, 2011. Includes the reversal of a $4.4 million legal accrual in the fiscal year ended September 30, 2010.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	September 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,825,990	$1,658,182
Accounts receivable, net	3,837,203	3,827,484
Merchandise inventories	5,466,534	5,210,098
Prepaid expenses and other	87,896	52,586

Total current assets	11,217,623	10,748,350

Property and equipment, net	772,916	711,712
Other long-term assets	2,992,132	2,974,781

Total assets	$14,982,671	$14,434,843

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,202,115	$8,833,285
Current portion of long-term debt	392,089	422
Other current liabilities	1,260,916	1,072,637

Total current liabilities	10,855,120	9,906,344

Long-term debt, less current portion	972,863	1,343,158

Other long-term liabilities	285,723	231,044

Stockholders’ equity	2,868,965	2,954,297

Total liabilities and stockholders’ equity	$14,982,671	$14,434,843

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal	Fiscal
	Year Ended	Year Ended
	September 30,	September 30,
	2011	2010
Operating Activities:
Net income	$706,624	$636,748
Adjustments to reconcile net income to net cash provided by operating activities	393,960	279,968
Changes in operating assets and liabilities	67,364	191,908

Net cash provided by operating activities	1,167,948	1,108,624

Investing Activities:
Capital expenditures	(167,954)	(184,635)
Cost of acquired companies, net of cash acquired	(45,380)	—
Other	916	264

Net cash used in investing activities	(212,418)	(184,371)

Financing Activities:
Net borrowings	22,427	163,039
Purchases of common stock	(840,577)	(470,356)
Exercises of stock options	155,531	132,719
Cash dividends on common stock	(117,624)	(90,622)
Debt issuance costs and other	(7,479)	(10,219)

Net cash used in financing activities	(787,722)	(275,439)

Increase in cash and cash equivalents	167,808	648,814

Cash and cash equivalents at beginning of year	1,658,182	1,009,368

Cash and cash equivalents at end of year	$1,825,990	$1,658,182